EXHIBIT 10.1

AMENDMENT #2 TO EMPLOYMENT AGREEMENT

ePlus inc. (the “Company”), a Delaware corporation, and Phillip G. Norton (the “Executive”) (collectively, “the Parties”) have previously entered into an Employment Agreement (the “Agreement”), effective October 1, 2011, and subsequent Amendment #1, effective August 1, 2012.  The Parties hereby agree to this Amendment #2 (“Amendment #2”), to be effective July 1, 2013.

1.           Paragraphs 5(a) and (b) of the Agreement shall be replaced in their entirety with the following:

(a)
Effective July 1, 2013, Executive shall receive a base annual salary of six hundred fifty thousand ($650,000 Dollars).  The salary will be reviewed by the Company’s Compensation Committee on an annual basis, beginning no later than July 31, 2012, and may be increased from time to time.

(b)
Based on his MBOs and overall company performance the Executive shall be eligible to be considered for an annual bonus as set forth in the terms and conditions as outlined in the Executive Incentive Plan and any applicable award agreement thereunder.  The Company shall pay any bonus earned under this Section 5(b) no earlier than the end of the fiscal year for which earned and no later than the next September 30th following the Fiscal year in which the bonus was earned, provided that financial filings are timely provided to the Compensation Committee. In no event will any bonus earned under this Section 5(b) be paid later than the next December 31st following the fiscal year for which the bonus was earned, unless calculation of the bonus is not administratively practicable by that date, and further delay would not violate Code Section 409A.

2.           Paragraph 7(c)(2) of the Agreement shall be replaced in its entirety with the following:

2)
If, during the Employment Term, either the Company terminates Executive’s employment without Good Cause as described in Section 6(a) or Executive terminates his employment for Good Reason, as described in Section 6(b)(ii), then (a) the Company shall also pay Executive an amount equal to 2.2 times the Executive’s base salary; and (b) provided that the Executive remains eligible for and timely elects to continue his and any eligible dependants health benefits under COBRA, the Company shall also pay to the insurer the amount necessary for the Executive to continue medical and dental insurance for himself and his dependants through COBRA for a period of eighteen months after the Termination Date.  Should the Executive or any of his dependants become covered under another employer’s health benefit plan before the end of the eighteen month period, the Company will have no obligation to continue making such additional payments to the insurer.  The Executive shall not be obligated in any way to mitigate the Company’s obligations to him under this Section and any amounts earned by the Executive subsequent to his termination shall not serve as an offset to the payments due him by the Company under this Section. Any payment due to the Executive under this section 7(c)(2) shall be made in a lump sum within thirty (30) days following the termination of employment.

3.           Paragraph 20 of the Agreement shall be replaced in its entirety with the following:

20.
CODE SECTION 409A.  It is the intent of this Agreement to either meet an exception from or to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any rulings and regulations promulgated thereunder (collectively, the “Code”), and any ambiguities herein will be so interpreted and this agreement will be so administered.  References to a termination of employment in Section 7 of this Agreement shall mean the date of a "separation from service" within the meaning of Code Section 409A(a)(2)(A)(i).  If the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s termination of employment, any nonqualified deferred compensation subject to Code Section 409A that would otherwise have been payable under this Agreement as a result of, and within the first six (6) months following, the Executive’s "separation from service" and not by reason of another event under Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the Executive’s separation from service or, if earlier, the date of Executive’s death.  Any such “nonqualified deferred compensation” shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code.   The Company agrees that it will pay, indemnify and hold the Executive harmless for any additional tax or interest penalty payable amount by the Executive on account of a violation of Section 409A.  Any payment by the Company of such amount shall include a “gross-up” payment, which shall be the amount required to cause the net amount retained by the Executive after payment of all taxes, including taxes on the “gross-up” payment, to equal the amount of additional tax and interest penalty payable by the Executive on account of the violation of Section 409A.  Such payment shall be made by the Company within thirty (30) days of the date that Executive submits proof of payment of such taxes to the taxing authority and no later than the end of Executive’s taxable year next following the taxable year in which the Executive submits the respective taxes to the taxing authority.  The Executive agrees that the Company may amend this Agreement, with the consent of the Executive, as the Company determines is necessary or advisable so that payments made pursuant to this Agreement will not result in additional taxation of the Executive pursuant to the provisions of Section 409A of the Code.  The Executive agrees that he will not withhold his consent under this Section 20 if the proposed amendment does not materially adversely affect the Executive’s rights under this Agreement.

No other provision of the Agreement, or Amendment #1, is affected by this Amendment #2.

/s/ Phillip G. Norton	/s/ John E. Callies
Phillip G. Norton	John E. Callies
Chief Executive Officer and President	Compensation Committee, Chairman

Date: June 20, 2013	Date: June 20, 2013